                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement       [_]  CONFIDENTIAL, FOR USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
                                            RULE 14A-6(E)(2))


[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Under Rule 14a-12

                         Willamettte Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

A link to the following article has been posted on the intranet and website of Willamette Industries, Inc. accompanied by a legend which complies with Rule 14a-12(a)(ii) of the Securities Exchange Act of 1934, as amended:

Copyright (C) 2001 The Seattle Times Company
Business & Technology: Thursday, February 01, 2001

Timber giants' duel to heat up with weather

By Drew DeSilver
Seattle Times business reporter
When its $48-a-share tender offer expires at 2 p.m. today, Weyerhaeuser likely will have more than half of the outstanding shares of timber rival and takeover target Willamette Industries, analysts and other observers say.

But in the arcane world of corporate mergers and acquisitions, a majority doesn't automatically mean victory. Willamette wouldn't be required to negotiate with Weyerhaeuser, put the matter to a shareholder vote or even return the Federal Way company's phone calls. The real battle, Weyerhaeuser-watchers say, won't come until spring or summer, when Portland-based Willamette holds its annual shareholders meeting. That's when Weyerhaeuser likely will try to oust four of Willamette's 10 directors with its own nominees. In the meantime, even analysts sympathetic to Weyerhaeuser's bid aren't waiting with bated breath for the results of the latest tender offer. (The first one, which expired Jan. 4, garnered about 48 percent of Willamette's shares.)

"I think a lot of this is more optical than real," said Steve Chercover, an analyst with D.A. Davidson in Portland. "As long as (Willamette's management) feels that there's nothing that compels them to negotiate, they won't."

Scott Keller of DealAnalytics.com, a financial-research Web site, said if at least 75 percent of Willamette's 109.4 million shares were tendered to Weyerhaeuser, it would indicate some insiders were breaking with management. Current and retired employees, family members and other Willamette insiders are estimated to own about 30 percent of the shares.

Absent such an overwhelming result, Keller said, the results of the tender offer are almost irrelevant compared with the looming proxy battle over Willamette's board. In any event, Keller and other analysts expect the offer to be extended.

Weyerhaeuser is under no obligation to buy the tendered shares and almost certainly would not as long as Willamette maintained its "poison pill" defense. That's a provision in the company's bylaws allowing management to issue current shareholders new stock, with enhanced voting rights, if an unwanted suitor acquires 15 percent or more of the shares. The goal is to dilute the suitor's voting strength.

Weyerhaeuser spokesman Bruce Amundson declined to comment on the company's next move, saying only it hoped the tender offer would prod Willamette to negotiate.

"We're committed to this transaction, and we're working to close it as quickly as possible," Amundson said.

Weyerhaeuser made its $5.4 billion offer public in November after being rebuffed more than once by Willamette management in private. Weyerhaeuser said it also would assume $1.7 billion in Willamette debt.

Weyerhaeuser Chief Executive Steven Rogel, who formerly led Willamette, has said combining the two businesses would create a world-class forest-products company. But Willamette management has balked, saying it isn't for sale and that if it were, $48 a share would be too low.

Even if a majority of Willamette shareholders take Weyerhaeuser up on its offer, Willamette spokeswoman Cathy Dunn said, "That still doesn't make $48 look any better."

But Weyerhaeuser isn't likely to raise its bid significantly if at all, Chercover said, given the sensitivity of the wood-products business to the weakening economy and the lack of other bidders.

"As the earnings estimates come down in the sector, that $48 a share looks better and better," he said.

Willamette's stock closed yesterday at $47.21, down 28 cents. What really matters, according to Credit Suisse First Boston analyst Mark Connelly, is the upcoming annual meeting and directors vote. Connelly wrote in a research report that he expects Weyerhaeuser to "aggressively solicit proxies" for its slate.

Even though the pro-Weyerhaeuser directors would be a minority on Willamette's board, Connelly wrote, their election "would seriously undermine the negotiating position of the family-insiders."

Willamette's board hasn't set a date for the meeting, although typically it is in late April. Under Oregon law, Dunn said, the company has until June 30 to hold the meeting.

Keller said he expects Willamette to delay it as long as possible, hoping Weyerhaeuser will lose interest.

Although some of Weyerhaeuser's institutional shareholders are grumbling at how long the takeover attempt has gone on, he said, the company isn't likely to walk away before the proxy vote.

Willamette executives, Keller said, "do not want to lose those four board seats. That would be the beginning of the crumbling of the foundation."

********************************************************************************

This article was written by Drew DeSilver and published in the Seattle Times on February 01, 2001. The publisher has consented to the posting of a link to this article on the Company's website and intranet.